  Exhibit 99.1

Management and Existing Shareholders Increase Stake in Petro River
Company Restructures Existing Senior Debt and Commences New Drilling Program

New York, NY February 1, 2019 Petro River Oil Corp. (PTRC) ("Petro River" or the "Company") today announced the closing of (i) a restructuring of the Company’s senior debt, and (ii) a financing to fund the drilling of ten additional development and exploration wells in Osage County, Oklahoma (the “New Drilling Program”), and a large exploration venture in the North Sea, UK with Horizon Energy Partners, LLC (“Horizon Energy”). The financing was led by Executive Chairman Scot Cohen’s $1.0 million investment, as well as existing shareholders and debt holders.

The terms of the restructuring provide for the conversion of all principal and accrued interest due holders under outstanding senior debt and other debt obligations, totaling approximately $5.8 million, into shares of newly created Series A Preferred Stock. In addition, the Company sold units consisting of Series A Preferred Stock, warrants to purchase common stock and a net profit interest in the New Drilling Program, resulting in cash proceeds to the Company of approximately $3.0 million.

The Company will use the net proceeds from the financing, after payment of certain financing expenses, to fund the New Drilling Program and working capital.

Additional information regarding the restructuring and financing will be set forth in the Company’s Current Report on Form 8-K that it intends to file with the Securities and Exchange Commission on or before February 6, 2019.

The Company intends to further align its development interests with Horizon Energy during 2019, in which the Company currently has a 14.52% ownership interest. Horizon Energy recently had multiple discoveries in California and is currently drilling additional wells.

“We are very excited about our relationship with Horizon Energy and the discoveries they have made in California last year,” said Executive Chairman Scot Cohen. “Execution of our new ten well program in Osage County, Oklahoma will continue to keep the Company cash flow positive in 2019 and open up the opportunity to participate in other projects outside of Osage County.”

The securities issued in connection with the financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)
Petro River Oil Corp. (PTRC) is an independent oil and gas exploration company that utilizes 3D seismic technology to discover and develop oil and gas reserves in proven oil and gas basins.  Its core acreage is located in Osage County, Oklahoma and California. Petro River’s strategy is to apply modern technology, such as 3D Seismic analysis, to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 14.52% equity interest in Horizon Energy Partners, LLC and its President, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at http://www.petroriveroil.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations
ir@petroriveroil.com
telephone: (469) 828-3900